The Board of Directors and Stockholders
Fritz Companies, Inc.


Dear Members:

Registration Statement Nos. 33-78472,33-57238,33-93070,333-15921,333-07639
and 333-38316

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated September 28, 2000, related to the review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

San Francisco, California
October 6, 2000